UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2004

METRON TECHNOLOGY N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	000-27863	98-0180010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4425 FORTRAN DRIVE
San Jose, California 95134-2300

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 719-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On August 30, 2004, Metron Technology, N.V. (“Metron”) received a letter from Entegris, Inc. (“Entegris”), notifying Metron of Entegris’ intent to terminate the Worldwide Stocking Distributor Agreement, between Entegris and Metron (the “Agreement”), at the end of the current term of the Agreement, which term ends on August 31, 2005.  Entegris and Metron are currently engaged in discussions about a potential new agreement, which could replace or supercede the Agreement.

Pursuant to the Agreement, Entegris appointed Metron, as a distributor of Entegris’ gas and fluid handling products, in the United States, Europe and Asia. During the term of the Agreement, Metron is to refrain from any involvement in or connection with the sale of any products or services competitive with those of Entegris. The term of the agreement runs from March 1, 2001 through August 31, 2005, and would renew automatically for successive five-year terms thereafter, unless terminated by either party. A party must give the other party written notice of its intention to terminate the Agreement at the end of the then current term, no later than one year prior to the expiration date of the then current term The Agreement contains other termination provisions which do not require advance notice to be given.

Entegris is also a major shareholder of Metron, and as of July 31, 2004, Entegris owned 1,052,887 shares of common stock of Metron which represented 8.21% of the then outstanding shares of common stock of Metron.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metron Technology, N.V.

Dated: September 2, 2004	By:	/s/ Douglas J. McCutcheon
Douglas J. McCutcheon Senior Vice President and Chief Financial Officer